PURCHASE AND SALE AGREEMENT

Dated effective as of June 1, 2007

by and between

Fellows Energy Ltd.

Seller

and

Thunderbird Energy Inc.

Buyer

PURCHASE AND SALE AGREEMENT

This PURCHASE and SALE AGREEMENT (the “Agreement”) is made this 6th day of August, 2007, by and between Fellows Energy Ltd., a Nevada corporation, 1942 Broadway, Suite 320, Boulder, CO 80302 (“Seller”), and Thunderbird Energy Inc., 847 Hamilton Street, Vancouver, BC, Canada V6B 2R7 (“Buyer”).  The Buyer and Seller may be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.           WHEREAS, Seller owns certain oil and gas interests described herein and desires to sell such interests; and

B.           WHEREAS, Buyer desires to purchase such interests.

NOW, THEREFORE, in consideration of their mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, Buyer and Seller agree to the purchase and sale of the oil and gas interests described below, in accordance with the following terms and conditions:

AGREEMENT

1.           Purchase and Sale.

(a)           Interests Being Sold.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and accept the Subject Interests for the Purchase Price as defined hereinafter.  Except as set forth in Section 1(b) below, the term “Subject Interests,” shall mean:

(i)           Leaseholds. All of Seller’s undivided right, title and interest in and to all oil and gas leases and leaseholds, oil, gas and other minerals, including, without limitation, working interests, carried working interests, rights of assignment and reassignment, net revenue interests, record title interests, undeveloped locations and all other interests under or in the oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals together with any and all amendments, modifications, extensions, renewals and rights to acquire any of the foregoing, all of which are described in Exhibit “A” attached hereto (the “Leases”);

(ii)           Rights in Production.  All of Seller’s rights, title and interest in and to natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid produced from or attributable to the Leases from and after the Effective Date, as well as water produced from or attributable to the Leases from and after the Effective Date (as defined below), together with all of Seller's right, title and interest in and to all reversionary interests, back-in interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases (“the Production”);

(iii)           Wells.  All of Seller's right, title and interest in and to producing, non-producing and shut-in oil and gas wells and saltwater disposal or injection wells and well bores located on the Leases that are described on Exhibit “A” (hereinafter “Wells”);

(iv)           Contract Rights.  All of Seller's right, title and interest in or derived from unit, unitization, pooling and communization agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, processing or treating agreements, farmout agreements, farmin agreements, surface access agreements, including those associated with the discharge of water, and any other agreements which relate to any of the Leases or Wells described in Exhibit “A” to the extent such contracts are assignable (“Contracts”);

(v)           Interest in Limited Liability Companies.  All of Seller’s interest in Gordon Creek, LLC, a Utah limited liability company, including, but not limited to, all computer hardware, software and licenses associated with the Bolo accounting system, and Horse Bench LLC, a Utah limited liability company, including, but not limited to, all related pipelines, gathering equipment and other infrastructure held in its name;

(vi)           Easements.  All of Seller's right, title and interest in and to all rights-of-way, easements, licenses, surface rights, surface access and use agreements and servitudes appurtenant to or used in connection with the property described in Exhibit “A” (the “Easements”);

(vii)                      Permits.  All of Seller's right, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (the “Permits”);

(viii)                      Equipment.  All of Seller's right, title and interest in and to all personal property, tanks, pumps, separation, compression and processing facilities, gathering facilities, fixtures, gas plants, improvements, and other surface equipment, down-hole equipment and pipelines, buildings and inventory used or obtained in connection with the Leases, Easements, Wells or Permits (the “Equipment”); and

(ix)           Remaining Interests.  All of Seller's other rights and interests in, to or under or derived from the Subject Interests, even though the same may be improperly described in or omitted from the Exhibits.  It is the express intent of the Parties that all of Seller's right, title and interest in any and all oil and gas properties described on Exhibit “A”, be assigned to Buyer hereunder.

2.           Purchase Price.  Buyer agrees to pay to Seller for the Subject Interests as follows:

a)
Two Hundred and Thirty Seven Thousand Two Hundred and Five Dollars and 06/00 ($237,205.06) to be paid in cash to Seller at the Closing or within 10 days of Closing, but in any event not later than the completion of the audit described in Paragraph 3(a) below (“Cash Payment”);

b)
Twelve Thousand Seven Hundred and Ninety Four Dollars and 94/00 ($12,794.94) to be paid in cash at Closing to Thames River, LLC (3402 Evergreen Place, Salt Lake City, Utah  84106) for prior services rendered to Seller;

c)
The assumption by Buyer of Seller’s existing loans issued by Black Tusk Entertainment Ltd. (“Black Tusk”) and Dr. Lee Ahrlin (“Ahrlin”) which amounts shall not exceed $700,000 in respect to the Black Tusk loan and $400,000 in respect of the Ahrlin loan as of the Closing Date; and

d)	The payment by Buyer of a maximum of US $1.65 million in the aggregate to Seller’s existing debenture holders “Palisades” and “Crescent” (referred to herein collectively as the “Debenture Holders”).

3.           Purchase Price Adjustments.

a.
Prior to Closing, or within 10 days of Closing, Seller and Buyer hereby agree to conduct an internal audit and reconciliation of the operations of Gordon Creek, LLC to determine any amount owed to Buyer or Seller from the other party as a result of the operations of the Leases and Wells prior to the Effective Date.  In the event this audit determines that Seller received proceeds greater than what it was entitled to, any such excess amount will be deducted from the Cash Payment to Seller provided for in Section 2(a) above.

b.
In the event the principal amount due under the Black Tusk loan exceeds Seven Hundred Thousand dollars ($700,000), as of the Closing Date, the Cash Payment to Seller will be reduced by the excess amount.

c.	In the event the principal amount due under the Ahrlin Loan exceeds Four Hundred Thousand dollars ($400,000), as of the Closing Date, the Cash Payment to Seller will be reduced by the excess amount.

4.           Effective Date and Closing.  The conveyance of the Subject Interests to Buyer shall be effective as of June 1, 2007, at 7:00 a.m. (“Effective Date”) and title thereto shall be delivered at the “Closing”, which shall take place on or before August 3, 2007 (the “Closing Date”"), unless extended by the written agreement of the Parties.

5.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as of the date hereof and will represent and warrant at the Closing, as follows:

(a)           Corporate Authority.  Seller is in good standing under the laws of the State of Nevada and has all the requisite power and authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)           Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Seller.  At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller.  The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Seller and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller or the Subject Interests is a party or by which Seller or the Subject Interests is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller or the Subject Interests, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Interests is subject.

(c)           Authorization.  This Agreement has been duly authorized, executed and delivered by Seller.  All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller.  This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d)           Title to Leases.  Seller is the owner of a 50% Working Interest in the Subject Interests, free and clear of all liens and encumbrances, except for those security interests, earn-in rights and/or royalties granted to Black Tusk and Ahrlin and with the exception of the overriding royalties burdening the Subject Interests of record in Carbon County as of June 1, 2007, and that certain 2% overriding royalty interest (proportionately reduced to a net 1% of 8/8ths), conveyed to Thomasson Partner Associates, Inc. by Assignment of Overriding Royalty dated July 23, 2007, but effective as between the Parties October 1, 2005.  It is expressly agreed that Seller shall remain obligated for the payment of any such proceeds credited to this interest accruing prior to the Closing Date.

(e)           Leases, Wells, Easements, and Permits.  To Seller's best knowledge, the Leases, Wells, Easements, and Permits are in full force and effect and are valid and subsisting documents covering the entire estates which they purport to cover; and all royalties, rentals and other payments due under the Leases, Easements, and Permits have been fully, properly and timely paid, and all conditions necessary to continue Seller's rights therein have been met.

(f)           Taxes.  All material due and payable ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Subject Interests, which become due prior to the Closing Date for any periods prior to the Effective Date, have been properly paid.

(g)           Brokers.  Seller has incurred no obligation or liability, contingent or otherwise for brokers’ or finders’ fees with respect for this transaction for which Buyer shall have any obligation or liability.

(h)           Suits and Claims.  No suit, action, claim, or other proceeding is now pending or, to Seller's knowledge, threatened before any court, governmental agency against the Subject Interests and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing.

(i)           Obligation to Close.  Seller shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material, corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(j)           No Third Party Options.  There are no existing agreements, options, or commitments with, of or to any person to acquire the Subject Interests.

(k)           All Statements True.  Neither this Agreement nor any Exhibit or Schedule attached hereto contains any untrue statement of material fact.

6.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

(a)           Corporate Authority.  Buyer is in good standing under the laws of the State of Nevada and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)           Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Buyer.  At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer.  The execution and delivery of Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound, (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

(c)           Governmental Approvals.  Buyer shall obtain all required local, federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller's obligations and responsibilities attributable to the Subject Interests.

(d)           Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise for brokers’ or finders’ fees with respect to this transaction for which Seller shall have any obligation or liability.

(e)           All Statements True.  Neither this Agreement nor any Exhibit attached hereto contains any untrue statement of material fact.

7.           Examination of Files and Records.  Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right to conduct its investigation of the status of title to the Subject Interests.  Seller will make available to Buyer their existing Lease, Well and title files, production records, Easements, Contracts, division orders and other information, to the extent not subject to confidentiality agreements, available in Seller’s files relating to the Subject Interests (collectively “Data”).  Upon reasonable advance notice from Buyer, all such Data shall be made available at Seller’s offices during normal working hours.  Seller will also permit Buyer to examine and copy at Buyer’s expense such Data.  If Closing does not occur, Buyer shall promptly return all such Data and other materials provided by Seller to Buyer hereunder.

8.           Closing.  The Closing shall be held at such place as the Parties shall mutually agree.  At the Closing, the following shall occur:

(a)           Buyer and Seller shall agree upon a “Closing Settlement Statement,” which shall include all adjustments to the payment due Fellows under Section 2(a) above, which are known as of the Closing Date and what additional audit items, if any, remain to be done.

(b)           Seller shall execute, acknowledge and deliver the following:

(i)  an Assignment, Conveyance and Bill of Sale in a mutually satisfactory and recordable form containing a warranty of title;

(ii)  appropriate Assignment forms to be filed with the Utah School and Institutional Trust Lands Administration to transfer the Subject Interests;

(iii)  a letter addressed to Buyer from the Palisades and Crescent in consideration of the payment of $1.65 million granting their consent to the transaction;

(iv)  a letter addressed to Buyer from Black Tusk granting its consent to the transaction and providing the total outstanding principle balance due under the loan;

(v)  a letter addressed to Buyer from Dr. Lee Ahrlin granting his consent to the transaction and providing the total outstanding principle balance due under the loan;

(vi)  all necessary documents to transfer Seller’s 50% interest in Gordon Creek, LLC and Horse Bench LLC to Buyer; and

(vii)  all necessary documents to transfer operatorship of the wells with all applicable government agencies.

9.           Indemnification.  From and after Closing, Buyer and Seller shall indemnify each other as follows:

(a)           SELLER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES AND AGENTS (“BUYER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEY’S FEES, COURT COSTS AND COSTS OF INVESTIGATION (“LOSSES”), WHICH ARISE FROM SELLER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN; PROVIDED THAT ANY CLAIMS FOR INDEMNIFICATION UNDER THIS SECTION MUST BE ASSERTED WITHIN ONE (1) YEAR AFTER CLOSING AND ANY SUCH CLAIMS NOT SO ASSERTED WITHIN SUCH PERIOD SHALL BE DEEMED WAIVED.  NOTWITHSTANDING ANY OTHER PROVISION HEREOF, (i) SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO THIS SECTION IN RESPECT OF ANY SINGLE ACT, OMISSION, EVENT OR CIRCUMSTANCE SHALL ONLY APPLY IF THE LOSSES ARISING OUT OF SUCH ACT, OMISSION, EVENT OR CIRCUMSTANCE EXCEED 1% OF THE PURCHASE PRICE (ALL SUCH LOSSES BEING “RECOVERABLE LOSSES”), AND (ii) SELLER SHALL NOT BE OBLIGATED TO INDEMNIFY BUYER PURSUANT TO THIS SECTION UNLESS, AND THEN ONLY TO THE EXTENT THAT, BUYER’S RECOVERABLE LOSSES EXCEED 10% OF THE PURCHASE PRICE, AND (III) SELLER’S LIABILITY UNDER THIS SECTION SHALL IN NO EVENT EXCEED THE PURCHASE PRICE.

(b)           BUYER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, EMPLOYEES AND AGENTS (“SELLER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) ANY ASSUMED OBLIGATION, OR (ii) BUYER’S BREACH OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN.

10.           Miscellaneous.

(a)           Further Assurances.  Seller agrees to execute any documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Interests.  Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

(b)           Entire Agreement.  This Agreement together with the Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Interests.

(c)           Notices.  All communications required or permitted under this Agreement shall be in writing and may be sent by facsimile.  Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three days after such mailing.  Faxes will be deemed to be received when reflected in the fax confirmation sheet.  Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:	Fellows Energy Ltd.
Attn: George Young
1942 Broadway, Suite 320
Boulder, CO 80302

Notices to Buyer:	Thunderbird Energy Inc.
Attn: Cameron White
847 Hamilton Street
Vancouver, BC, Canada V6B 2R7

(d)           Law Applicable.  This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

(e)           Incorporation of Exhibits.  All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

(f)           Assignment.  Neither Party may assign its rights or delegate its duties hereunder except with the prior, written consent of the other Party and if such consent is granted, no assignment shall relieve such Party of any of its obligations hereunder.

(g)           Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

(h)           Timing.  Time is of the essence in this Agreement.

(i)           Attorneys’ Fees.  The prevailing party in any dispute hereunder shall be entitled to recover its attorneys’ fees and costs.

(j)           Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

(k)           Amendment and Waiver.  This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

(l)           Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, representatives or assigns, and all of the terms and conditions of this Agreement shall be construed as, and shall constitute covenants running with the land and leasehold estate covered hereby.

(m)           Third-Party Beneficiaries.  Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

(n)           Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives as of June 1, 2007.

SELLER
FELLOWS ENERGY LTD
By:

Title:______________________________

Date:

BUYER
THUNDERBIRD ENERGY INC.
By:

Title:
Date: